UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2019

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SNSS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

To facilitate the outlicensing of vosaroxin to Denovo Biopharma LLC (“Denovo”), on December 6, 2019, Sunesis Pharmaceuticals, Inc. (“Sunesis” or the “Company”) and Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo Dainippon Pharma”), entered into an agreement to terminate a certain license agreement dated October 14, 2003 and assign to Sunesis certain data, information, know-how, and patents relating to vosaroxin and related compounds (the “Termination and Assignment Agreement”). Sunesis will make a one-time payment to Sumitomo Dainippon Pharma in the amount of $150,000 in connection with the Termination and Assignment Agreement.

Item 8.01 Other Events.

On December 6, 2019, Sunesis and Denovo entered into a license agreement for vosaroxin pursuant to which Sunesis is eligible to receive an upfront payment, up to $57.0 million in regulatory and commercial milestones, and double-digit royalties on future sales of vosaroxin.

On December 6, 2019, Sunesis entered into an amended revenue participation agreement with RPI Finance Trust (“RPI”), dated March 29, 2012, to modify the consideration Sunesis will pay RPI to a fixed percentage of all future vosaroxin-related consideration received rather than the previous revenue participation rights payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: December 6, 2019	By:	/s/ William P. Quinn
William P. Quinn
Chief Financial Officer, Senior Vice President, Finance and Corporate Development